News Release

Novelis Appoints Steve Pohl Interim Chief Financial Officer

ATLANTA, Oct. 19, 2015 – Novelis Inc. announced today that Steve Pohl, Vice President, Financial Planning & Analysis, has been named Interim Chief Financial Officer, effective immediately. Pohl assumes the CFO duties from Steve Fisher who was promoted to Chief Executive Officer in August.

In this role, Pohl will lead all financial activities for Novelis until such time as a permanent CFO is appointed. He will continue to be based at the company’s world headquarters in Atlanta.

Pohl joined Novelis in 2009 as Vice President of Finance for North America. From 2011 to 2012, he served as Vice President, Global Business Services, and was then named Vice President, Financial Planning & Analysis, in July 2012.

Prior to Novelis, Steve spent 28 years with PPG Industries, where he held various finance and operational positions in PPG’s glass and coatings businesses, including running the company’s automotive coatings business in Latin America. While with PPG, Steve had three international assignments, having been appointed to leadership positions in Mexico, Paris and Switzerland.

Steve holds a bachelor’s degree in accounting from La Roche College in Pennsylvania and has completed executive management training in cost accounting at the Kellogg School of Business at Northwestern University and executive education in marketing management at Columbia University.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 11,500 employees and reported $11.1 billion in revenue for its 2015 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is a subsidiary of Hindalco Industries Limited, part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

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Media Contact Libby Panke +1 404 460 1493 libby.panke@edelman.com	Investor Contact Megan Cochard +1 404-760-4170 megan.cochard@novelis.com